Exhibit 10.1
Del Monte Foods Company
Annual Salary Adjustment for Chief Executive Officer
as Approved by the Compensation Committee of the Board of Directors
of Del Monte Foods Company on December 14, 2005

		ANNUAL SALARY
	Effective September 1, 2005
		Cash
	Base	Perquisite	Total
Name	Salary (1)	Allowance (2)	Annual Salary
Richard G. Wolford	$990,000	$42,000	$1,032,000

(1) Base Salary reflects the amount of compensation the Company considers eligible salary for purposes of its Annual Incentive Plan or similar plans, which does not include an executive’s annual cash perquisite allowance.
(2) No adjustment was made to this executive cash perquisite allowance on December 14, 2005.